Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

CONVERTIBLE PROMISSORY NOTE

Date of Issuance
US $2,000,000	October 18, 2024

FOR VALUE RECEIVED, Loop Media, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the Joseph G. Bellino Trust Dated November 30, 2023 (with its permitted assigns, the “Holder”), the principal sum of US $2,000,000.00 (the “Principal Amount”) pursuant to the terms of this promissory note (the “Note”). This Note is issued as of the date of issuance set forth above (the “Issue Date”) The Company further promises to pay interest on the outstanding Principal Amount from time to time, in the manner and at the rates specified in Section 2 hereof. In no event shall this Note be construed to require payment of interest in an amount in excess of the maximum allowed by law, and if such payment is made by the Company, then such excess sum shall be credited by the Holder as a payment of principal. This Note evidences a commercial loan made for business purposes.

1. Payment of Principal. Unless converted into common stock of the Company, par value $0.0001 per share (the “Common Stock”), the entire principal amount of this Note, plus accrued and unpaid Interest, will be due and payable by the Company on the date that is twelve (12) months after the Issue Date (the “Maturity Date”). The Company shall have the privilege and option, in its sole and absolute discretion, without penalty or forfeiture, to pay the entire principal amount of this Note or any part thereof, together with accrued and unpaid Interest, at any time on or before the Maturity Date. Notwithstanding the foregoing, upon the prepayment of any principal amount, Borrower shall be obligated to pay a prepayment fee comprising make-whole premium payment on account of such principal so paid, which prepayment fee shall be equal to the aggregate and actual amount of interest (at the contract rate of interest) that would be paid through the Maturity Date. All payments of principal and Interest (as defined in this Note) will be made in cash in lawful money of the United States of America paid and delivered, in immediately available funds, at the principal office of such Holder, or at such other place as such Holder may from time to time designate in writing to the Company.

2. Interest; Interest Rates. Until the Principal Amount is repaid in full, interest of 30 percent (30%) per annum shall accrue on the outstanding Principal Amount from and including the Issue Date and be paid to Holder in arrears in cash on the first business day of each calendar month (the “Interest”). All Interest will be computed on the basis of a 360-day year of twelve (12) 30-day months. Interest hereunder will be paid to the Holder or its permitted assignee in whose name this Note is registered on the records of the Company.

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3. Certain Events.

3.1 Definitions.

(a) “Amount Due” means, at any date of determination, the sum of the outstanding Principal Amount plus all accrued and unpaid Interest thereon.

(b) “Change of Control” means any of the following events or series of related events: (i) the sale, lease, exchange, license or other transfer of all or substantially all of the Company’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the transfer, directly or indirectly, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the fully diluted equity interests in the Company (but excluding for the purposes of the calculation of the fully diluted equity interests in the Company, any Common Stock that would be issued on conversion of the Note (the “Conversion Shares”)); or (iii) any merger, or other similar transaction to which the Company is a party as a result of which the shareholders of the Company immediately prior to such transaction beneficially own less than 50% of the aggregate voting power of the fully diluted equity interests in the surviving Person (or, if the Common Stock is exchanged for or otherwise converted into common equity of another Person in such transaction, the successor company) (but excluding for the purposes of the calculation of the fully diluted equity interests in the Company, any Common Stock that would be issued on conversion of the then outstanding Principal Amount of issued Note and any accrued and unpaid Interest thereon). Notwithstanding the foregoing, a bona fide equity financing transaction in which the Company is the surviving corporation and the proceeds of such transaction are not be used to repurchase or redeem capital stock of the Company shall not be deemed to be a Change of Control.

(c) “Change of Control Effective Date” means the date on which a Change of Control occurs.

(d) “Change of Control Notice” means a notice from the Company to the Holder stating: (i) that a Change of Control is anticipated to occur and that describes the material financial terms of such Change of Control; and (ii) the anticipated Change of Control Effective Date with respect to such Change of Control.

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3.2 Conversion Option. The Holder shall have the right, at any time on or following the Issue Date, to convert all or any portion of the Amount Due into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Company into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price (as defined below), provided, however, that notwithstanding anything to the contrary contained herein, the Holder shall not have the right to convert any portion of this Note, pursuant to this Section 3.2, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice, the Holder (together with the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder. “Conversion Price” shall mean 70% of the lowest VWAP (as defined below) on any Trading Day (as defined below) during the ten (10) Trading Days prior to the respective Conversion Date (as defined below). “Trading Day” means any day that shares of Common Stock are listed for trading or quotation on a Principal Market. “Principal Market” shall mean the principal securities exchange or trading market where such Common Stock is listed or traded, including but not limited to any tier of the OTC Markets, any tier of the NASDAQ Stock Market (including NASDAQ Capital Market), or the NYSE American, or any successor to such markets. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg or other similar quotation service designed by the Company. If the Company, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to the immediately preceding sentence shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, or re-classification.

3.3 Change of Control Options. Upon a Change of Control, the Holder shall have the option to convert all or any portion of the Amount Due into Conversion Shares as provided herein. The Company shall deliver to the Holder a Change of Control Notice no less than thirty (30) days prior to any anticipated Change of Control Effective Date. The Holder will be required to make any applicable election (a “Change of Control Election”) with respect to the Note in writing by notice to the Company no later than the tenth (10th) day after delivery of the applicable Change of Control Notice (the “Change of Control Election Deadline”), and specify the amount elected to be converted by the Holder (the “Change of Control Conversion Amount”). Following delivery of such Change of Control Notice, the Company shall provide the Holder with such information regarding the terms of such Change of Control as they may reasonably request, subject to any restrictions on the Company pursuant to any applicable confidentiality agreement. Any such election to convert the Note in connection with a Change of Control shall be irrevocable once delivered to the Company. If the Holder timely delivers a Change of Control Election, the Change of Control Conversion Amount shall automatically convert immediately prior to the Change of Control Effective Date into an amount of Conversion Shares equal to 1.15 times the result of (x) the Change of Control Conversion Amount divided by (y) the Conversion Price in effect on the last Trading Day immediately preceding the Change of Control Election Deadline. Any remaining portion of the Amount Due that the Holder does not elect to convert pursuant to this Section 3.3 shall be paid in cash by the Company at the closing of the Change of Control.

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3.4 Mechanics of Conversion.

(a) Notice. To exercise Holder’s conversion rights set forth in Section 3.2 above: (i) the Holder shall transmit by electronic mail (or otherwise deliver), for receipt on or prior to 5:00 p.m. PST, on the applicable conversion date (each a “Conversion Date”), a copy of an executed notice of conversion setting forth the portion of the Amount Due that the Holder desires to convert (the “Conversion Notice”) to the Company; and (ii) the Holder shall surrender this Note to a reputable common carrier for delivery to the Company (or shall provide an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction) on or prior to the Conversion Date.

(b) No Fractional Shares. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which a Holder would otherwise be entitled, the Company will pay to such Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share.

(c) Release of Company. Upon full or partial conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to the Amount Due being converted including, without limitation, the obligation to pay such portion of the Amount Due.

(d) Delivery of Shares. Within ten (10) business days after each Conversion Date, the Company (at its expense) will instruct its transfer agent to deliver the Common Stock specified in the Conversion Notice to the Holder.

3.5 Impairment. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, consolidation, conversion, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and this Note in the taking of all such action as may be necessary or appropriate in order to protect the conversion right against impairment.

4. Voting Rights. The Holder shall have no shareholder voting rights as the holder of this Note.

5. Default. If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company, this Note shall accelerate and all principal and Interest accrued hereon shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

5.1 The Company fails to pay timely any of the principal or accrued Interest due under this Note or in connection with any other indebtedness on the date the same becomes due and payable, subject to a five (5) business day cure period for the payment of any Interest;

5.2 The Company shall default in its performance of any material covenant or material agreement under this Note or in connection with any other indebtedness and such default continues for a period of twenty (20) calendar days after written notice to the Company by Holder or the Company becoming aware of such default;

5.3 The Company’s Board of Directors or shareholders adopt a resolution for the liquidation, dissolution or winding up of the Company;

5.4 The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

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5.5 A decree or an order for relief is entered by a court having jurisdiction against or with respect to the Company in an involuntary case under the federal bankruptcy laws or any state insolvency or similar laws ordering: (a) the liquidation of the Company; (b) a reorganization of the Company or the Company’s business and affairs; or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee, or similar official for the Company or any of the Company’s property; and, in any such event, the failure to have such decree, order or appointment discharged or dismissed within sixty (60) days from the date of entry.

6. Miscellaneous.

6.1 Transfers; Successors and Assigns. This Note may not be offered, encumbered, sold, assigned or transferred by the Holder without the prior written consent of the Company. Any offer, sale, assignment or other transfer of this Note is also subject to the restrictive legends on this Note. The terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Holder.

6.2 Governing Law. This Note will be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule. Any action brought by either party against the other concerning the transactions contemplated by this Note or any other agreement, certificate, instrument or document contemplated hereby shall be brought only in the state courts located in the State of Nevada or federal courts located in the State of Nevada. The Company and Holder hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The prevailing party in any action or dispute (including actions by the Holder to enforce the terms of this Note) brought in connection with this Note or any other agreement, certificate, instrument or document contemplated hereby or thereby shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

6.3 Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

6.5 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be transmitted by e-mail, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon delivery by e-mail, with accurate confirmation generated by the transmitting machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received). The addresses for such communications shall be:

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If to the Company, to:

LOOP MEDIA, INC.

2600 West Olive Avenue, PMB 54470

Burbank, CA 91505

Email: _______________

If to the Holder:

_______________

Joseph G. Bellino Trust Dated November 30, 2023

_______________

_______________

_______________

6.6 Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. Any waiver or amendment effected in accordance with this Section 6.6 will be binding upon the Company, the Holder, and each future holder of the Note.

6.7 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of this Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

6.8 Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

6.9 Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

6.10 Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

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6.11 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE CONVERSION SHARES, OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO, AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Additional Terms. The Company represents and warrants to the Holder, as of the Issue Date, the representation and warranties in Exhibit “A” attached hereto.

[SIGNATURE PAGES FOLLOW]

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In witness whereof, the undersigned have executed this Note as of the date first written above.

COMPANY:

LOOP MEDIA, INC.

By:	/s/ Justis Kao
Name:	Justis Kao
Title:	Interim Chief Executive Officer

HOLDER:

By:	/s/ Joseph G. Bellino
Joseph G. Bellino, as Trustee for the
Joseph G. Bellino Trust Dated November 30, 2023

Exhibit A

(a) Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

(i) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(ii) Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Board has approved the issuance of this Note and the shares of common stock issuable upon the conversion of all Notes, all based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

(iii) Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken.

(iv) Enforceability. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note, when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances (if permissible under applicable state and federal securities laws) and issued in compliance with all applicable state and federal securities laws.

(v) Financial Statements. Financial data provided by Company to Holder in contemplation of the transaction described herein are accurate and complete.

(vi) Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation would materially and adversely affect the business, assets, liabilities, financial condition, or operations of the Company.

(vii) Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not individually or in the aggregate have a material adverse effect on the Company.

(viii) No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as specified in Rule 506(d)(1)) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Securities Act of 1933, as amended (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Securities Act.

(ix) Use of Proceeds. The Company shall use the proceeds of this Note solely for the operation of its business and general working capital.